                                                                    EXHIBIT 99.3

                                                           FOR IMMEDIATE RELEASE


                  Leanne Reynolds        Lisa van Velthuyzen
                  (323) 869-7607         (323) 869-7608


            SMART & FINAL REPORTS LOSS FOR FOURTH QUARTER AND YEAR

               Early 1999 Operating Results Showing Improvement
               ------------------------------------------------


     LOS ANGELES, CA, February 17, 1999 - Smart & Final Inc. (NYSE-SMF) today reported a fourth quarter 1998 loss of $13.6 million in the twelve week period ended January 3, 1999, versus a loss of $12.0 million reported in the thirteen week fourth quarter of 1997. The net loss for the fourth quarter of 1998 was 60 cents per diluted share, compared to a loss of 54 cents per diluted share in the prior year fourth quarter. Net loss for the fiscal year ended January 3, 1999 was $8.7 million, or 38 cents per diluted share compared to earnings of $6.6 million, or 29 cents per diluted share in fiscal 1997.

     The fourth quarter results were negatively impacted by the Company's foodservice operations. Management has taken a number of actions to reduce costs and improve profitability, which are demonstrating early favorable results.

     Northern California foodservice operations were refocused from a strategy of high sales growth to one that concentrates on increased margins and improved customer credit quality. As a result, additional reserves were provided for losses on accounts receivable and inventories that had been stocked for specific customers. Certain warehouse assets were also written off in connection with re-racking the distribution center. A pension liability was also incurred as a result of the adoption of a retirement plan for certain northern California employees. The sum of the charges in the northern California unit aggregated $6.7 million. New senior management was assigned to the unit in the third quarter of 1998.

     Also, in the fourth quarter actions were taken in the Florida foodservice operations, including the elimination of certain operations and consolidation of administrative functions, resulting in $3.2 million of pretax charges.

     The decision was also made to sell West Coast real estate properties that were not essential to core operations and to cease unprofitable in-store bakery operations, resulting in pretax charges of approximately $5.0 million. In addition, a $3.2 million reserve was provided for a program to downsize corporate management functions.
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     The majority of the charges related to these actions, which total $18.1 million, were non-cash and non-recurring.

     The Company also announced, as part of a program to reduce debt levels and interest expense, that dividends on its common stock are being suspended indefinitely.

     Fourth quarter 1998 sales of $400.3 million increased 8.6% over the prior year period. For fiscal 1998, sales were $1,661.6 million, up 14.4%. Same store sales increased 2.3% in the fourth quarter, continuing a favorable trend, but declined 0.2% for the full year. Foodservice operations reported a sales decline of 11.4% in the fourth quarter and sales growth of 12.9% for the full year. For comparison purposes, the fourth quarter in fiscal 1997 included 13 weeks, compared to 12 in the fourth quarter of 1998 and the full year 1997 included 53 weeks, compared to 52 in fiscal 1998.

     Two new stores were opened during the fourth quarter of 1998 in Los Angeles and Long Beach, California. In 1998, nine new stores were opened, including one in Mexico. In addition, 39 stores were acquired in the Pacific Northwest in May 1998 with the acquisition of the Cash & Carry retail store operation from United Grocers, Inc. Five stores were closed, including three that were relocated and opened as new stores, and two that were consolidated with acquired Cash & Carry stores.

     Ross E. Roeder was elected to the position of chairman and chief executive officer effective January 4, 1999, following the retirement of Robert J. Emmons from that office and his resignation from the Company's Board of Directors. Roeder has been a member of the Board since 1983.

     Roeder stated, "fourth quarter earnings were disappointing and do not reflect the earnings potential of Smart & Final. We are determined that the Company will be the low cost operator in its markets, while providing high value to the customer. The recent actions taken by the new management team began the process to achieve those goals and we are already seeing results, with operating expenses down sharply in our foodservice distribution business. We are also encouraged by the strong sales growth in our core business. Same store sales growth in the first month of 1999 was up 4.8%. Although there is much work to be done to restore the company to an acceptable level of profitability, we are optimistic about the resumption of strong earnings growth."

     Roeder added, "the previously announced common stock rights offering planned for early in the second quarter will significantly improve the Company's capitalization and reduce interest expense."

     The fourth quarter loss will result in a technical default under the Company's bank credit agreements and the note obligation to Casino USA, its majority shareholder. Casino has notified the Company that it will waive the default until release of the second quarter 1999 earnings. The Company will be negotiating with the bank lenders for a similar waiver.

     Founded in 1871 in Los Angeles, Smart & Final operates 215 non-
membership grocery warehouses in California, Oregon, Washington, Florida, Arizona, Nevada, Idaho and Mexico and two foodservice distributors located in northern California and Florida. For additional company information, visit our Web site at www.smartandfinal.com
            ---------------------

     This press release contains forward-looking statements that are based upon the Company's estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include factors described in the Company's filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control. In light of the significant uncertainties inherent in forward-looking information, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company's objectives or plans will be realized

     A conference call with senior management to discuss these results will be held at 8:00 a.m. Eastern Standard Time on Thursday, February 18, 1999. To participate, call 415-908-4710. A replay call will be available for 24 hours by calling 800-633-8284, and entering reservation number 11595989.

                              SMART & FINAL INC.
                          Earnings Release Highlights
                   (000s Omitted Except for Per Share Data)

                                        Twelve Weeks Ended     Thirteen Weeks Ended
                                          January 3, 1999        January 4, 1998       Percent Change
                                        ------------------     --------------------    --------------
Sales
Stores                                       $298,367              $253,518              17.7%
Foodservice                                  $101,973              $115,048             (11.4)%
Total                                        $400,340              $368,566               8.6%

Income (Loss) from
Operations                                   (16,842)              (19,891)              15.3%
Net Income (Loss)                            (13,596)              (12,027)             (13.0)%

Earnings (Loss) per common                    $(0.60)               $(0.54)             (11.1)%
share, assuming dilution

Weighted Average Common
Shares and Common
Share Equivalents                          22,527,179             22,359,055               0.8%

                                       Fifty-Two Weeks Ended     Fifty-Three Weeks Ended
                                         January 3, 1999           January 4, 1998        Percent Change
                                       --------------------      ----------------------   --------------
Sales
Stores                                     $ 1,205,618                $ 1,048,966             14.9%
Foodservice                                $   456,011                $   404,054             12.9%
Total                                      $ 1,661,629                $ 1,453,020             14.4%

Income from
Operations                                       1,151                     15,930           (92.8)%

Net Income (Loss)                               (8,659)                     6,636          (230.5)%

Earnings (loss) per common
share, assuming dilution,
before cumulative effect of
accounting change                          $     (0.33)               $      0.29          (213.8)%

Cumulative
effect of accounting change                $     (0.05)                        --               --

Earnings (loss) per common
share, assuming dilution                   $     (0.38)               $      0.29          (231.0)%

Weighted Average Common
Shares and Common
Shares equivalents                         22,595,705                 22,753,333            (0.7)%